Exhibit 99.(d)(3)

AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT (“Amendment”) is dated as of May 26, 2026 (the “Amendment Effective Date”), by and between Truth Social Funds, an Ohio business trust (the “Trust”) and Yorkville America Equities, LLC (the “Advisor”), a Florida limited liability company.

R E C I T A L S

WHEREAS, the Trust and the Advisor desire to amend the existing Investment Advisory Agreement (the “Existing Agreement”) pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	Amendment to Existing Agreement. The Existing Agreement is hereby amended to change the name of the Trust to Yorkville America Investment Trust.

2.	No Other Changes. In all other respects, the Existing Agreement shall remain unchanged and in full force and effect in accordance with the terms thereof. In the event of any conflict between the terms of the Existing Agreement and the terms set forth herein, the terms set forth herein shall prevail and govern the interpretation of the agreement between the parties hereto.

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of the Amendment Effective Date.

Truth Social Funds

By:	/s/ David A. Bogaert
Name:	David A. Bogaert
Title:	President

Yorkville America Equities, LLC

By:	/s/ Steve Neamtz
Name:	Steve Neamtz
Title:	President